IDENTITY, LLC
FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

IDENTITY, LLC

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Members of
Identity, LLC
Rancho Cordova, CA

I have audited the accompanying balance sheets of Identity, LLC (the “Company”) as of December 31, 2004 and 2003, and the related statements of income, changes in members’ equity and cash flows for the year then ended and the period of inception, August 7, 2003 (inception) through December 31, 2003. These financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on our audits.

I conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Identity, LLC as of December 31, 2004 and 2003, and the results of its operations, and cash flows for the year and period then ended in conformity with U.S, generally accepted accounting principles.

/s/ MICHAEL POLLACK, CPA
MICHAEL POLLACK, CPA
Cherry Hill, New Jersey

June 17, 2005

IDENTITY, LLC
BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$64,538	$124,741
Accounts receivable, net	323,156	77,074
Inventory	434,319	622,786
Prepaid expenses and other current assets	—	—

Total Current Assets	822,013	824,601

Fixed assets, net of depreciation	12,200	6,687

OTHER ASSETS
Other assets	350	—

TOTAL ASSETS	$834,563	$831,288

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of notes payable	$20,000	$355,514
Accounts payable and accrued expenses	566,189	250,124

Total Current Liabilities	586,189	605,638

LONG-TERM LIABILITIES
Notes payable, net of current maturities	—	—

Total Long-Term Liabilities	—	—

TOTAL LIABILITIES	586,189	605,638

MEMBERS’ EQUITY
Members’ equity	248,374	225,650

Total Members’ Equity	248,374	225,650

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$834,563	$831,288

The accompanying notes are an integral part of the financial statements.

IDENTITY, LLC
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
AND PERIOD AUGUST 7, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003

	2004		2003
OPERATING REVENUES
	$		$
Revenues		3,688,300		1,316,503
COSTS OF REVENUES		2,709,789		865,467

GROSS PROFIT		978,511		451,036
OPERATING EXPENSES
Professional fees and commission expenses		277,010		99,488
Advertising and marketing expenses		64,706		6,762
Research and development costs		4,240		—
General and administrative expenses		73,565		20,179
Office rent and expenses		18,275		—
Travel and meals expenses		86,471		30,237
Depreciation and amortization		1,872		220

Total Operating Expenses		526,139		156,886

INCOME (LOSS) BEFORE OTHER (EXPENSE)		452,372		294,150
OTHER (EXPENSE)
Interest expense		(126,000)		(20,000)
Total Other (Expense)		(126,000)		(20,000)

	$		$
NET INCOME		326,372		274,150

The accompanying notes are an integral part of the financial statements.
IDENTITY, LLC
STATEMENT OF CHANGES IN MEMBER’S EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2004
AND PERIOD AUGUST 7, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003

Balance, August 7, 2003	$—
Net income for the period	274,150
Member distributions	(48,500)

Balance, December 31, 2003	225,650
Net income for the year	326,372
Member distributions	(303,648)

Balance, December 31, 2004	$248,374

The accompanying notes are an integral part of the financial statements.
IDENTITY, LLC
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
AND PERIOD AUGUST 7, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003

	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$326,372	$274,150

Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation	1,872	220
Changes in assets and liabilities
(Increase) in accounts receivable	(246,082)	(77,074)
(Increase) decrease in inventory	188,467	(622,786)
(Increase) in other assets	(350)	—
Increase in accounts payable and
and accrued expenses	316,065	250,124

Total adjustments	259,972	(449,516)

Net cash provided by (used in) operating activities	586,344	(175,366)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net	(7,385)	(6,907)

Net cash (used in) investing activities	(7,385)	(6,907)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds (payments) of notes payable, net	(335,514)	355,514
Member distributions	(303,648)	(48,500)

Net cash provided by (used in) financing activities	(639,162)	307,014

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	(60,203)	124,741
CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	124,741	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$64,538	$124,741

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$126,000	$20,000

The accompanying notes are an integral part of the financial statements.

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Identity, LLC. (the “Company”), was incorporated as a limited liability corporation in Nevada on August 7, 2003.

The Company markets electronic anti-theft equipment to vehicle dealerships. The products and components are manufactured by companies with which the Company has contracts.

The Company develops the procedures for installation, and the methods of marketing and selling its products. The Company maintains a staff of technical and sales professionals, in addition to administrative, marketing, order-fulfillment and warehousing personnel. The Company maintains an extensive website to support marketing, sales and installation. Besides insuring and warranting its products, the Company provides 24/7 emergency technical support to customers, dealerships and sales agencies.

The majority of the Company’s sales are made through independent agencies which specialize in selling aftermarket products to dealerships, and which are expert in the training of dealership administrative, sales and technical personnel. The Company’s sales and technical advisers train the agencies and their staff. They also assist the agencies to land their initial dealership sales, and to implement Company programs in a limited number of their first dealership clients for the Company’s products.

The Company also sells a percentage of its products directly to dealerships. This avenue of sales is enhanced by a contract between the Company and GMAC Risk Services, Inc., a division of General Motors. Within the context of this agreement, the Company sells to dealerships in which GMAC field staff has promoted the Company’s products and programs. The sales are closed by the Company’s personnel. The training of dealership staff, implementation of programs and delivery of products are accomplished primarily by Company personnel. In some instances the Company, also allows the participation of certain independent agencies which have received approval from GMAC. Upon the sales model, the Company intends to form similar relationships with additional vehicle manufacturers.

The Company is a leader in developing the types of products it markets, and is currently developing new and innovative technologies in response to specific needs and desires voiced in the marketplace.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions. The financial institution is insured by the Federal Deposit Insurance Corporation up to $100,000.

Fixed Assets
Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; five years for furniture and equipment. Reviews are regularly performed to determine whether facts and circumstances exist that indicate carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated. The Company assesses the recoverability of its fixed assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

Segment Reporting

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. As of December 31, 2004, there were no operating segments.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Start-up Costs
In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Revenue and Cost Recognition

The Company currently recognizes revenues when their product is shipped to the dealerships.

Cost of revenue includes direct costs to produce and distribute products and direct costs to provide product support and training.

Income Taxes
The Company is a limited liability company and for tax purposes is treated as a partnership. All net earnings generated is passed through to the individual members and taxed at their respective tax rates.

Advertising
The Company’s policy is to expense the costs of advertising and marketing as incurred. All advertising and marketing costs are included in the statements of income for the year ended December 31, 2004 and period August 7, 2003 (Inception) through December 31, 2003.

Fair Value of Financial Instruments
The carrying amount reported in the balance sheets for cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

Product Warranty

The Company’s product warranty accrual includes specific accruals for known product issues and an accrual for an estimate of incurred but unidentified product issues based on historical activity. Due to effective product testing and the short time between product shipment and the detection and correction of product failures, the warranty accrual based on historical activity and the related expense were not significant as of and for the year ended December 31, 2004 and period August 7, 2003 (Inception) through December 31, 2003, respectively.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory

Inventory is stated at the lower of cost or market, utilizing the first-in, first-out method and includes finished goods. The cost of finished goods includes the cost of packaging supplies, direct and indirect labor and other indirect manufacturing costs.

Recent Accounting Pronouncements

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs – an amendment of ARB No. 43, Chapter 4”. FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FAS 151 is effective for the Company in 2006. The Company does not expect FAS 151 to have a material impact on its results or financial statements.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions” (“ SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

NOTE 3- CONCENTRATION OF CREDIT RISK

The Company’s trade receivables are derived from sales made through independent agencies which specialize in selling aftermarket products to dealerships. The Company endeavors to keep pace with the evolving technology industry, and has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the diversity of the Company’s end customers. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary.

NOTE 4- FIXED ASSETS

Fixed assets consist of the following at:

	December 31,	December 31,
	2004	2003
Furniture and equipment	$14,292	$6,907
Less: accumulated depreciation	(2,092)	(220)

Net book value	$12,200	$6,687

Depreciation expense for the year ended December 31, 2004 and the period August 7, 2003 (Inception) through December 31, 2003 was $1,872 and $220, respectively.

NOTE 5- NOTE PAYABLE

The Company entered into an open line of credit with an individual for an amount up to $400,000 with each draw due within 45 days. The interest on this line of credit approximates 10% per annum. The Company repaid this note during 2004. Interest expense charged to operation during the year ended December 31, 2004 and period August 7, 2003 (Inception) through December 31, 2003 was $151,638 and $81,529, respectively. The balance of the line of credit including interest at December 31, 2004 and 2003 was $0 and $309,777, respectively.

NOTE 6- COMMITMENTS

The Company entered into a Marketing Agreement as of February 21, 2004 with AgentNet, Inc. for a period of three years. Under the agreement, AgentNet, Inc. acquired certain rights to develop marketing and distribution networks for products and services that are produced by the Company. Under this agreement, the Company shall pay to AgentNet, Inc. commissions as set forth in the agreement.

NOTE 7- SUBSEQUENT EVENTS

On May 2, 2005, the Company entered into an agreement and plan of merger by and among Identity, Inc., a Delaware corporation, Daniel R. Nelson, the Company and Airbee Automotive Group, Inc., a wholly-owned subsidiary of Airbee Wireless, Inc., a Delaware corporation, whereby the Company merged with and into Identity, Inc. to continue operations under the name Airbee Automotive Group, Inc. d/b/a Identity. The Company’s member, and sole shareholder of the newly formed Identity, Inc., was issued 7,692,808 shares of Airbee Wireless, Inc. restricted common stock. The  shares issued were valued at $5,000,000, which is based upon the 30-day average closing price of Airbee Wireless’ common stock through April 25, 2005. Fifty percent of the Purchase Price is immediately issuable to this shareholder. The remaining shares are subject to an Escrow Agreement dated May 2, 2005, under which such shares shall only be released to the shareholder upon the completion of audited financial statements and acceptance by Airbee Wireless (in its sole discretion) and proper filings with the Securities and Exchange Commission.

The Company and Dynamco Pty. Ltd., in January 2005, entered into a patent license agreement whereby Dynamco will grant to the Company an exclusive, non-transferable, royalty-bearing license under the licensed patents to import licensed products into, and to sell and offer to sell licensed products in the licensed territory, as described within the agreement. The Company has no right to, and shall not, grant any sublicense under the foregoing license. The Company has agreed to pay a non-refundable license fee of $25,000, and a royalty fee of $1.50 for each unit of licensed products (as defined) for the first six months after the effective date, and $1.00 thereafter.

Additionally, the Company on the same date entered into a Settlement Agreement and Mutual Release with Mobilistics, LLC and the members of that company whereby the Company dropped any litigation or pending litigation with respect to untrue statements regarding a similar device that affected the sales of the Company’s product.